ADDENDUM TO GLOBAL CUSTODY AND FUND ACCOUNTING AGREEMENT

        This ADDENDUM to the GLOBAL CUSTODY AND FUND ACCOUNTING AGREEMENT (“Agreement”), is dated as of June 1, 2009, by and among JPMorgan Chase Bank, N.A. (“Bank”), JPMorgan Funds Management, Inc. (“JPMFM”) and JPMorgan Trust I (“JPMTI”) which is acting on behalf of each of the portfolios listed under its name on Schedule on Schedule A (each a “Fund”), as may be amended by the parties from time to time. For the purpose of this Addendum, each individual Fund as defined below is considered a separate “Customer”. Capitalized terms not otherwise defined herein shall have the meaning ascribed to them in the Agreement.

RECITALS

        WHEREAS, the Customer and Bank are parties to the Global Custody and Fund Accounting Agreement with an effective date of May 5, 2006 as amended from time to time; and

        WHEREAS, the Customer has entered into a Transfer Agency Agreement with Boston Financial Data Services, Inc. (“BFDS” or “Transfer Agent”) dated February 19, 2005, as amended, pursuant to which BFDS acts as the Customer’s Transfer Agent; and

        WHEREAS, the Transfer Agent has authorized the Bank to open certain Transfer Accounts listed on Schedule B in the name of BFDS as agent of the Customer, with such Transfer Accounts to be used by the Transfer Agent to enable it to process subscriptions, redemptions, transfers and/or exchanges on behalf of shareholders of the Customer; and

        WHEREAS, the Customer and Bank now wish to clarify (1) that each Fund is solely responsible for its Transfer Account Liabilities; (2) that the provisions regarding the Bank’s right over securities and set-off as set forth in Section 4.3 in the Agreement, as amended by this Addendum, will apply to any Liabilities in the Transfer Accounts; and (3) the procedures that the Bank will follow in connection with enforcing a right of set-off or a lien against assets of a Fund.

        NOW, THEREFORE, in consideration of the mutual promises set forth herein, the parties hereby agree as follows:

1.	Definitions

"Accounts" means the Securities Account and the Cash Account as defined in Section 2.1 of the Agreement.

“Business Day” means a day on which the Bank and Customer are generally open for business.

“Fund”means each of the individual portfolios that are or will be a series of the Trusts and Corporations listed on Schedule A.

“Overdraft”means any Liabilities that result in the Transfer Accounts being overdrawn.

"Transfer Agent" means Boston Financial Data Services Inc. or any successor transfer agent appointed by the Customer.

“Transfer Accounts” means the clearing account(s) listed on Schedule B used to concentrate cash for the Funds, so that monies transferring into and out of such clearing account(s) can be made as a single net payment or receipt by the Bank.

“Transfer Account Liabilities” means with respect to a given Fund that portion of any Overdraft, obligation, or other Liabilities arising under any of the Transfer Accounts that are attributable to transactions relating to that Fund, including purchases and redemptions of shares of that Fund.”

2.	Amendment to Global Custody and Fund Accounting Agreement

Section 4.3 of the Agreement, “Bank’s Right Over Securities; Set-off” is hereby amended by inserting the following provisions:

(d) Customer grants to Bank a security interest in and a lien on the Financial Assets held in a Fund’s Securities Account and the cash held in that Fund’s Cash Account to secure that portion of any Overdraft, obligation, or other Liability owing with respect to a Transfer Account that constitute that Fund’s Transfer Account Liabilities. Bank shall be entitled (i) without notice, to segregate, place a hold on and/or withhold delivery of sufficient Financial Assets and cash to satisfy such Fund’s Transfer Account Liabilities and (ii) upon notice to the board of trustees/directors of such Fund, sell or otherwise realize any of such Financial Assets and to apply the proceeds and any other monies credited to that Fund’s Cash Account in satisfaction of its Transfer Account Liabilities. Without prejudice to Bank’s rights under Applicable Law, Bank may, upon notice to the board of trustees/directors of such Fund, set off any Overdraft, obligation, or other Liability owing with respect to a Transfer Account that constitute that Fund’s Transfer Account Liabilities against any amount in any currency standing to the credit of any of that Fund’s accounts (whether deposit or otherwise) with any Bank branch or office.

(e) Customer will be solely responsible for ensuring that the Transfer Agent maintains sufficient records and internal controls to monitor and reconcile daily activity with respect to amounts and transactions in the Transfer Accounts that are attributable to each Fund. In particular, Customer will ensure that the Transfer Agent provides to the Bank, promptly upon request: (1) information as to the amount of cash attributable to each Fund in the Transfer Accounts, (2) information regarding the transactions of each Fund that are processed through the Transfer Accounts, and (3) records to identify and support any obligations, Liabilities, and/or Overdrafts incurred or created in connection with the transactions processed through the Transfer Accounts that are attributable to each Fund. Customer will be responsible for any Liabilites resulting from a failure or delay of the Transfer Agent to provide accurate and timely information to the Bank regarding the Transfer Accounts.

(f) The Bank hereby agrees that it will follow the following procedures in connection with enforcing a lien or right of set-off against a Fund’s assets pursuant to this Section 4.3.

(i) The Bank will comply with all applicable laws, rules and regulations in connection with enforcing a lien or right of set-off against a Fund’s assets, including all applicable provisions of state law relating to enforcement of rights of set off or liens against securities and other property held in bailment.

(ii) To enforce a right of set-off or a lien pursuant to Sub-section 4.3 (a) or (b) of the Agreement, regardless of any other notice requirements under applicable law, rules or regulations or any applicable terms of the Agreement, the Bank will (x) without notice, segregate, place a hold on and/or withhold delivery of Financial Assets in such Fund’s Securities Account and cash in its Cash Account with a market value equal to the amount the Bank has determined in good faith is due and payable; and (y) give written notice (“Notice”) to the board of trustees/directors of the applicable Fund of its intention to sell or otherwise realize such Financial Assets and to apply the proceeds and any other monies credited to that Fund’s Cash Account in satisfaction of its Indebtedness if the amount the Bank has determined in good faith is due and payable are not repaid within two business days following the Notice. The Fund may request the Bank to substitute different Financial Assets for the Financial Assets segregated by the Bank and the Bank will not unreasonably deny such request.

(iii) Prior to enforcing a right of set-off or a lien against a Fund’s assets pursuant to Sub-section 4.3 (d), regardless of any other notice requirements under applicable law, rules or regulations or any applicable terms of the Agreement, the Bank will (w) send a written request to the Transfer Agent, with a copy to the board of trustees/directors of the Funds, for information sufficient to identify and support any obligations, Liabilities, and/or Overdrafts incurred or created in connection with the transactions processed through the Transfer Accounts that are attributable to each Fund; (x) upon receipt of such information, the Bank will, segregate, place a hold on and/or withhold delivery of Financial Assets in each such Fund’s Securities Account and cash in its Cash Account with a market value equal to the amount the Bank has determined in good faith is due and payable; and (z) give Notice to the board of trustees/directors of the applicable Funds of its intention to sell or otherwise realize such Financial Assets and to apply the proceeds and any other monies credited to that Fund’s Cash Account in satisfaction of its Transfer Account Liabilities, if the amount the Bank has determined in good faith is due and payable are not repaid within two business days following the Notice. The Fund may request the Bank to substitute different Financial Assets for the Fiancial Assets segregated by the Bank and the the Bank will not unreasonably deny such request.

(iv) The Bank will not obtain through enforcement of the right of set-off or the lien more than the amount it has determined in good faith to be owed.

(v) The Bank will seek to enforce the right of set-off or the lien first against a Fund’s cash assets, and then only against portfolio securities or other property for which a readily ascertainable market price can be obtained.

(vi) The Bank will arrange for the sale of any such Financial Assets in normal market transactions and will not arrange for the sale of such Financial Assets in circumstances that, to the best of its knowledge, independently would raise affiliated transaction concerns under the Investment Company Act of 1940.

(g) The notice required in Sections 4.3 (d) and (f) of the Agreement shall be served by registered mail or hand delivery to the following:

Chairman of the Board of Trustees of the JPMorgan Funds c/o Kramer Levin Naftalis & Frankel LLP 1177 Avenue of the Americas New York, N.Y. 10036 Attention: Carl Frischling, Esq.

with copies to:

President, JPMorgan Funds 245 Park Avenue, 3rd floor New York, N.Y. 10167

and

JPMorgan Funds 245 Park Avenue New York, N.Y. 10167 Attention: Funds Legal

3.	In the event of a conflict between the terms of this Addendum and the Agreement, it is the intention of the parties that the terms of this Addendum shall control and the Agreement shall be interpreted on that basis.

4.	This Addendum may be executed in two or more counterparts, each of which shall be an original and all of which together shall constitute one instrument.

        IN WITNESS WHEREOF, the parties have executed this Addendum as of the date first above written.

JPMorgan Trust I, on behalf of its series listed on Schedule A

By: /s/ Patricia A. Maleski Name: Patricia A. Maleski Title: Vice President and Treasurer Date: July 17, 2009

JPMORGAN CHASE BANK, N.A.

By: /s/ Blanche L. Arreaga Name: Blanche L. Arreaga Title: Vice President Date: July 17, 2009

JPMORGAN FUNDS MANAGEMENT INC.

By: /s/ Robert L. Young Name: Robert L. Young Title: Managing Director Date: July 17, 2009

SCHEDULE A – LIST OF FUNDS

J.P. Morgan Trust I
• JPMorgan Smart Retirement Income Fund
• JPMorgan Smart Retirement 2010 Fund
• JPMorgan Smart Retirement 2015 Fund
• JPMorgan Smart Retirement 2020 Fund
• JPMorgan Smart Retirement 2025 Fund
• JPMorgan Smart Retirement 2030 Fund
• JPMorgan Smart Retirement 2035 Fund
• JPMorgan Smart Retirement 2040 Fund
• JPMorgan Smart Retirement 2045 Fund
• JPMorgan Smart Retirement 2050 Fund

This Schedule A supersedes and replaces any previously executed Schedule A between the parties.

JPMorgan Trust I

SCHEDULE B

    List of Accounts

ACCOUNT NUMBER	ACCOUNT TITLE

323125794	Boston Financial Data Services as Agent for JPMorgan Clearing Account

323508561	Boston Financial Data Services as Agent for JPMorgan Funds WDC Teltran

323363792	BFDS as Agent for JPMorgan Funds for the One Hour Wire Redemption ACCT

323125840	BFDS as Agent for JPMorgan Funds Wire Redemption ACCT

323125832	Boston Financial Data Services Inc as Agent for JPMorgan Wire Purchase Account

614950074	Boston Financial Data Services as Agent for JPMorgan Check Redemption ACCT

323125824	Boston Financial Data Services as AGT for JPMorgan NSCC AC

614960061	Boston Financial Data Services as Agent for JPMorgan Dividend AC

614960029	Boston Financial Data Services as Agent for JPMorgan 12B-1

323220495	Boston Financial Data Services as Agent for JPMorgan TS Link Redemption Account

323220487	Boston Financial Data Services Inc as Agent for JPMorgan TS Link Purchase Account

304111856	Boston Financial Data Services Inc as Agent for Multi Strategy Sweep Account

614960037	Boston Financial Data Services Inc as Agent for Multi Strategy Clearing Account

9102652261	Boston Financial Data Systems as Agent for JPMorgan ACH ACCT

323227627	Boston Financial Data Systems as Agent for JPMorgan Sweep Account